EXHIBIT 11
                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE

                                                             Year Ended
                                                             December 31,
                                                       1996      1995      1994
                                                        (Amounts in thousands,
                                                         except per share data)
PRIMARY:
      Weighted average shares outstanding. . . . . .  2,441     2,419     2,418
      Net effect of dilutive stock options -
       based on the treasury stock method
       using average market price. . . . . . . . . .     --        17        --
           Total . . . . . . . . . . . . . . . . . .  2,441     2,436     2,418
      (Loss) income from continuing operations . . .$(3,437)  $10,791   $(9,674)
      Less preferred dividends . . . . . . . . . . .  3,952     3,027     3,791
      Less Accretion for the increase in the
        redemption value of the preferred
        stock    . . . . . . . . . . . . . . . . . .     --     4,509     6,000
      (Loss) income from continuing operations
        attributable to Common Stock . . . . . . . . (7,389)    3,255   (19,465)
      (Loss) income from discontinued operations . .     --        --      (100)
      Net (Loss) income attributable to
      common stock . . . . . . . . . . . . . . . . .$(7,389)  $ 3,255  $(19,565)
      (Loss) income per common share:
        Continuing operations  . . . . . . . . . . .$ (3.03)  $  1.34  $  (8.05)
        Discontinued operations  . . . . . . . . . .     --       --      (0.04)
        Net income   . . . . . . . . . . . . . . . .$ (3.03)  $  1.34  $  (8.09)
FULLY DILUTED:
      Weighted average shares outstanding  . . . . .  2,441     2,419     2,418
      Net effect of dilutive stock options -
        based on the treasury stock method
        using the year-end market price,
        if higher than average market price  . . . .     --        26        --
      Assumed conversion of Series B
        and Series C Preferred Stock . . . . . . . .     --    18,096        --
           Total . . . . . . . . . . . . . . . . . .  2,441    20,541     2,418
      (Loss) income from continuing operations . . .$(3,437)  $10,791   $(9,674)
      Less preferred dividends   . . . . . . . . . .  3,952        --     3,791
      Less Accretion for the increase in the
        redemption value of the preferred
        stock    . . . . . . . . . . . . . . . . . .     --        --     6,000
      (Loss) income from continuing operations,
       attributable to Common Stock  . . . . . . . . (7,389)   10,791   (19,465)
      (Loss) income from discontinued operations . .     --        --      (100)
      Net (Loss) income attributable to
      Common Stock   . . . . . . . . . . . . . . . .$(7,389)  $10,791  $(19,565)
      Income per common share:
        Continuing operations  . . . . . . . . . . .$ (3.03)  $   .53  $  (8.05)
        Discontinued operations  . . . . . . . . . .     --        --     (0.04)
        Net income   . . . . . . . . . . . . . . . .$ (3.03)  $   .53  $  (8.09)